Terms and Conditions of Use Agreement

These Terms and Conditions were last updated on January 03, 2022.

Please review these Terms of Use before using this website. This Terms and Conditions of Use Agreement (the “Terms of Use”) is a legal agreement between you and Quantm.One, Inc (“QuantmRE”)(“Company”).

Welcome to QuantmRE.com. QuantmRE.com is operated by Quantm.One, Inc, a Delaware corporation (DBA “QuantmRE,” “we,” or “us”). By viewing and using the website at www.QuantmRE.com including any subdomain thereof (the “Site”) you both represent and warrant that you have read and understood, and you agree to be bound by, the Agreement and by these Terms of Use and Privacy Policy.

This Agreement will always be available for your review under the “Terms of Use” link found on the home page of the Site.

IF YOU DO NOT AGREE TO THE TERMS OF THIS PRIVACY POLICY AND THE OTHER QUANTMRE POLICIES, DO NOT USE THE SITE

If you have any questions, complaints or suggestions regarding our Terms of Use or practices, please contact us at info@quantmre.com.

Eligibility

This Site is intended solely for Users who, if they are a natural person, are eighteen (18) years of age or older, and any registration by, use of or access to the Site by any natural person under 18 is unauthorized, unlicensed and in violation of these Terms of Use. By using the Service or the Site, you represent and warrant that, if you are a natural person, you are 18 or older and that you agree to and will abide by all the terms and conditions of these Terms of Use. If you violate any of these Terms of Use, or otherwise violate an agreement between you and us, the Company may delete your profile and any content or information that you have posted on the Site and/or prohibit you from using or accessing the Site (or any portion, aspect or feature of the Service or the Site), at any time in its sole discretion, with or without notice, including without limitation if it believes that you are under 18.

Your relationship with QuantmRE and products and services provided by QuantmRE may also be governed by other written agreements. In the event of any conflict between this Agreement and the terms of such written agreements that may be executed by and between you and QuantmRE, the terms of such written agreements will control.

Changes in Terms

QuantmRE may, at any time and without further notice, revise or modify these Terms of Use or the Privacy Policy by posting an amended version on the Site. Any changes will be effective immediately upon posting. It is your responsibility to review these Terms of Use and the Privacy Policy periodically. If at any time you find either unacceptable, you must leave the Site. Your use of the Site after any change becomes effective will indicate your agreement to such change. Unless QuantmRE obtains your express consent, any revised Privacy Policy will apply only to information collected by QuantmRE after such time as the revised Privacy Policy takes effect.

QuantmRE also may, at any time and without notice, modify or discontinue the Site. You agree that QuantmRE shall have no obligation of any sort to you in connection with any modification or discontinuance of the Site.

QuantmRE may terminate your access to this Site for any reason, at any time, with or without notice to you.

Dwolla Agreement Incorporated

In order to use the payment functionality of our application, you must open a “Dwolla Platform” account provided by Dwolla, Inc. and you must accept the Dwolla Terms of

Service and Privacy Policy. Any funds held in or transferred through the Dwolla Account are held or transferred by Dwolla’s financial institution partners as described in the Dwolla Terms of Service. You authorize us to collect and share with Dwolla your personal information including full name, date of birth, social security number, physical address, email address and financial information, and you are responsible for the accuracy and completeness of that data. You understand that you will access and manage your Dwolla account through our application, and Dwolla account notifications will be sent by us not Dwolla. We will provide customer support for your Dwolla account activity, and can be reached at www.QuantmRE.com, info@quantmre.com and/or (888) 612-3101.

Identification and Verification

Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account in order to help detect and prevent the funding of terrorism and money laundering activities. When you open an account with QuantmRE, we will ask for your name, address, date of birth and other identifying information. We may also ask for copies of your driver's license, passport, or other government ID documents and we may take steps to verify the accuracy of the information you provide in your account application. We may restrict your access to your account during such verification. You agree that you will provide us with prompt notification of any changes in the information including your name, address, email address, and phone number.

Securities Law Related Matters

Notwithstanding anything to the contrary in these Terms of Use, in no event shall anything in these Terms of Use be deemed to be a waiver, and we will not assert there has been a waiver, that would not be permissible under Section 14 of the Securities Act of 1933, Section 29(a) of the Securities Exchange Act of 1934, or any other applicable provision of federal and state securities laws.

Securities Offerings

All services and any securities that may be offered on this Site are offered on the basis that they are used by accredited and qualified investors who have a proper understanding of, and are prepared to take responsibility for the associated investment and economic risks.

By using this Site you confirm that you possess a sufficient level of experience in making investments in the types of instruments this Site offers, that you understand and accept that the investments offered through the Site carry a high level of risk and you could lose your entire investment by investing in the services or securities that may be offered.

You confirm that you understand that the securities offered are not publicly traded and, therefore, are less liquid. In addition, the restricted stock that may be offered to investors can be subject to requirements of holding periods. Accordingly, investing in securities offered on the Site requires high-risk tolerance, low liquidity concerns and long-term commitment.

Securities offered on the Site are not FDIC-insured; may lose value; and there is no bank guaranty. You understand and agree that you are able to afford to lose the entire amount invested in securities offered on the Site.

You understand and agree that there is no assurance that securities or investments offered on the Site will be successful in generating income, capital returns and/or fees, and that there is no guaranty or other assurances made. For this reason, you should read these terms and conditions and any supporting information on the Site relating to the securities offered carefully and should consult with your own attorney and business advisor prior to deciding to purchase any services or securities offered.

You further represent that you understand that you are urged to consider that any financial projections which might be discussed by QuantmRE or its officers, employees, etc. should not be understood as any guarantee or assurance made on behalf of QuantmRE. Projections based on past performance data or mathematical models are subject to externalities and risks of which the compiler may not or could not be aware. Such projections would not and should not be construed as indications or guarantees of future financial performance, nor should they be understood as such by prospective investors. Prospective investors should be aware of the inherent inaccuracies of forecasting. Although QuantmRE has a reasonable basis for projections it might make and provides them on the Site herewith in good faith, prospective investors may wish to consult independent market professionals about the relevant investment’s potential future performance.

The contents of this Site do not constitute financial, legal, or tax advice. Investors are solely responsible for conducting any legal, accounting or due diligence review.

You further represent that you are an Accredited Investor based on the definition set forth in Regulation D rule 501 in order to invest in any of QuantmRE’s securities offerings unless explicity stated otherwise on the Site.

No Solicitation or Advice

You acknowledge you have received all the information that you have requested from QuantmRE and that you consider necessary or appropriate for deciding whether to purchase and services or securities offered on the Site. You represent that you have had an opportunity to ask questions and receive answers from QuantmRE regarding the terms and conditions of services or securities offered and to obtain any additional information necessary to verify the accuracy of the information given to you. In deciding to purchase this instrument, you confirm are not relying on the advice or recommendations of QuantmRE or any of its officers and that you have made your own independent decision that an investment in services or securities offered on the Site is suitable and appropriate for you. You understand and agree that no federal or state agency has passed upon the merits or risks of an investment on this Site or made any finding or determination concerning the fairness or advisability of any investments offered.

You acknowledge that you are not depending on QuantmRE or any of its affiliates, officers, directors, partners, agents or employees in making any investment decision. Always consider seeking the advice from a qualified professional before making decisions about your business and/or investments

Permitted Purposes

You agree that you will not use or attempt to use the Site for any purpose other than conducting business with QuantmRE or its affiliates as a bona fide client of QuantmRE and in each case solely for your personal, non-commercial use, and you may not reproduce, sell or distribute the information provided thereon.

Repeat Infringer Policy

In accordance with the Digital Millennium Copyright Act (DMCA) and other applicable law, the Company has adopted a policy of terminating, in appropriate circumstances and at the Company's sole discretion, the memberships of members who are deemed to be repeat infringers. The Company may also at its sole discretion limit access to the Site and/or terminate the memberships of any Users who infringe any intellectual property rights of others, whether or not there is any repeat infringement.

Products and Services

You acknowledge and agree that if you submit a request for any product or service offered through the Site, we will share your personal information (such as your full name, address, telephone number, and social security number) with the providers in our provider network who can fulfill your request, including financial advisors, banks, mortgage bankers and brokers (the “Provider(s)”).

You acknowledge and agree that QuantmRE only refers you to the Providers and does not make any product related decisions in connection with the Referral Service; QuantmRE is not a party to any agreement that you may make with the Provider; and the Provider is solely responsible for its services to you. You also acknowledge that by providing the Referral Service through the Site, QuantmRE is not your agent or broker and does not recommend any specific product, service or Provider to you.

Any compensation QuantmRE may receive for the Referral Service provided hereunder is paid by Providers for the products and services rendered by QuantmRE to that particular Provider. QuantmRE does not charge you any fees to use the Site or the Referral Service. Please note that You agree that QuantmRE is not and shall not be liable for any damages, costs, liabilities or losses of any type which arise or may arise out of or in connection with your use of the

Provider’s service.

By submitting your request for a financial product, you agree that the Providers may contact you by telephone, email or mail based on the information you have provided to us, even if you have opted into the National Do Not Call List administered by the Federal Trade Commission or any state equivalent Do Not Call List. You understand that the Providers may retain the information you submitted to QuantmRE.com whether you elect to use their services or not. If you no longer want to receive communications from a Provider, you agree to notify the Provider directly. You also grant QuantmRE permission to send you regular updates of current financial products which may be of interest to you.

Fees and Payment

QuantmRE may charge fees for the use of the Service or certain features, now or in the future. You acknowledge that the prevailing rate of commissions and fees may change and that change may occur without notice.

You agree to pay to QuantmRE all applicable fees for the services purchased on or through the Site under your account at the then-current rates for such services (including any applicable taxes). Service fees will be billed at the time you purchase any applicable services. Unless otherwise communicated to you by QuantmRE in writing, all fees and charges are nonrefundable. QuantmRE may change the fees for the use of the Service, or any service or feature provided thereon, or add new fees or charges, at any time.

Prohibited Uses

You represent and warrant that you will not use the Site to:

•Retransmit, republish, distribute, reuse, resell, repost, re-engineer or make multiple copies of the Site or any portion thereof without QuantmRE’s prior written consent.

•Upload, post, publish, transmit, reproduce or distribute through the Site any material that violates or infringes any third party’s privacy, intellectual property, copyright, patent, trademark, service mark, trade dress, trade secret or other proprietary rights, or which violates any contractual, fiduciary or judicially imposed nondisclosure obligations.

•Engage in conduct that is unlawful, threatening, harassing, abusive, fraudulent, defamatory, libelous or invasive of the privacy or publicity rights of others, or which harms the goodwill or standing of QuantmRE or any of its clients, partners, employees, affiliates, agents, contractors or representatives.

•Upload, post, publish, transmit, reproduce or distribute any material that contains advertising solicitations, bulk unsolicited emails or spam, chain letters, pyramid opportunities or offers for the sale of goods or services, or otherwise violate the Privacy Policy.

•Alter, interfere or disrupt the content or functioning of the Site through (for instance) uploading, posting or transmitting any material that (i) contains viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that damage, interfere with, capture, intercept or expropriate the Site or any data contained therein; or (ii) disproportionately burdens the operation of the Site.

•Attempt to probe, scan, test, or violate, or use the Site to gain unauthorized entry or access to other associated computer systems or networks or to obtain unauthorized access to materials or other information stored thereon.

•“Mirror” the Site or any of its content on any other server without the express prior written permission of QuantmRE.

•Impersonate any person or entity, falsely state or otherwise misrepresent your affiliation with any person or entity, forge headers, or otherwise manipulate identifiers in order to disguise the origin of any content you post or otherwise transmit to us or via the Site.

•Upload, post, publish, transmit, reproduce or distribute through the Site any material encouraging conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any law, regulation or government order.

•Attempt to interfere with the use of the Site by any other user. QuantmRE reserves the right to cooperate fully in any investigation by law enforcement officials of any violation of this Agreement.

Third Party Sites

The Site may contain links to Sites operated by third parties (“Third Party Sites”). Such links are provided for your reference and convenience only. QuantmRE does not have control over Third Party Sites, each of which may be governed by its own terms of service and privacy policy.

QuantmRE has not reviewed, and cannot review, Third Party Sites, and therefore does not warrant or endorse any Third Party Site, the content thereon, or the operator or operations of that site. By visiting or using Third Party Sites, you assume all responsibility and liability for resulting harms, whether to you or any third party, including without limitation as resulting from your downloading or use of any content, software or other materials available therefrom.

In the event that the Site may be linked to or from other Third Party Sites, the Site may not be linked in such a way that causes the pages of the Site to be displayed within a frame on such Third Party Site, or may be displayed on a browser screen accompanied by advertising or other content not found on the Site. The fact that a third party provides a link to the Site does not indicate that an endorsement, agency, joint venture, or similar relationship exists between QuantmRE and such third party

Intellectual Property

You acknowledge and agree that all content, Sites, source codes, calculations, products, materials, data, information, text, screens, functionality, services, design, layout, screen interfaces, “look and feel”, and the operation of this , including, without limitation all text, graphics, artwork, logos, icons, images, audio clips and video clips (collectively, “Content”) are protected by various intellectual property laws, including, but not limited to, copyrights, patents, trade secrets, trademarks, and service marks; and all rights associated with the Content are owned by QuantmRE and are the copyrighted property of QuantmRE and/or its licensors and affiliates, and protected by U.S. and foreign copyright laws and international conventions. The trademarks, service marks, logos, graphics, page headers, button icons, scripts, domain names, URLs, and other identifiers used and displayed on the Site are registered and unregistered trademarks of QuantmRE and/or its licensors and affiliates in the United States and other countries. Except as explicitly permitted, neither your use of the Site nor this Agreement grants you any right, title or interest in or to any of QuantmRE or its licensors’ copyrights, trademarks or service marks. you acknowledge and agree that such content may not be reproduced, modified, edited, distributed, republished, downloaded, displayed, posted, sold or transmitted in any form or by any means (including display in meta tags or hidden text), without the prior written permission of QuantmRE, its licensors, or any other copyright owner

Disclaimer of Warranties

QuantmRE does not guarantee the accuracy, adequacy, timeliness, reliability, completeness, or usefulness of any of the Content and the QuantmRE disclaim liability for errors or omissions in the Content.

This Site and all of the Content is provided "as is" and "as available," without any warranty, either express or implied, including the implied warranties of merchantability, fitness for a particular purpose, non-infringement or title. Additionally, there are no warranties as to the results of your use of the Content. QuantmRE does not warrant that the Site is free of viruses or other harmful components. This does not affect those warranties which are incapable of exclusion, restriction or modification under the laws applicable to this Agreement.

The Site may be temporarily unavailable from time to time for maintenance or other reasons. QuantmRE assumes no responsibility for any error, omission, interruption, deletion, defect, delay in operation or transmission, communications line failure, theft or destruction or unauthorized access to, or alteration of, Content.

Limitation of Liability

THE LIABILITY OF QUANTMRE IS LIMITED TO THE MAXIMUM EXTENT PERMITTED BY LAW, QUANTMRE SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES ARISING OUT OF OR RELATING TO YOUR USE OF THE PRODUCTS OR SERVICES OFFERED THROUGH THE , REGARDLESS OF ANY ADVICE OR NOTICE GIVEN TO QUANTMRE. THIS INCLUDES, BUT IS NOT LIMITED TO, DAMAGES THAT MAY RESULT FROM THE USE, INCONVENIENCE, DELAY OR LOSS OF USE OF THE SITE, THE INFORMATION HEREIN OR FOR OMISSIONS OR INACCURACIES IN THE INFORMATION PUBLISHED THROUGH THE SITE. IF YOU ARE DISSATISFIED WITH THIS, YOUR FIRST REMEDY IS TO STOP USING IT. THE MAXIMUM LIABILITY OF QUANTMRE AND ITS AFFILIATES, SUCCESSORS, OR ASSIGNS, OR ANY OF ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, WILL BE $500. YOU AGREE THAT THIS LIMITATION OF LIABILITY REPRESENTS A REASONABLE ALLOCATION OF RISK AND IS A FUNDAMENTAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN QUANTMRE and YOU, AND THAT THIS WOULD NOT BE PROVIDED WITHOUT SUCH LIMITATIONS.

Consent to Communications

You agree that we may contact you regarding your application, account or our relationship. QuantmRE may also contact you by email or over the phone about services and products we believe may be of interest to you. You may opt-out of future promotional emails by clicking on the opt-out link and following instructions contained in any of the automated emails that you receive from us. We reserve the right, however, to contact you with important information relating to your account or our relationship, including legal communications, unless applicable law requires your affirmative consent to receive legal communications electronically and you have not provided that consent. You are deemed to have received communication when emails or phone calls are sent or made to the most recent email address or phone number that you have provided to us

Cellular Phone Contact Policy

By providing us with a telephone number for a mobile device, including a number that you later convert to a mobile device number, you are expressly consenting to receiving communications—including but not limited to pre-recorded or artificial voice message calls, text messages, and calls made by an automatic telephone dialing system—from us and our affiliates and agents at that number. This express consent applies to each such telephone number that you provide to us now or in the future. Calls and messages may incur access fees from your mobile services provider.

Consent to Electronic Communications and Disclosures

Because QuantmRE operates on the Internet, it is necessary for you to consent to transact business with us online and electronically. If you apply for a program or service through the Site, you authorize QuantmRE to treat your application or request as if it had been made in writing and signed by you. As part of doing business with us, we also need you to consent to our giving you certain disclosures electronically, either via our Site or to the email address you provide to us. By agreeing to the Terms of Use, you agree to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating to your use of the Site, including any programs you may request or receive, your registration as a on our Site, (each, a "Disclosure"), from us.

Protecting your Username and Password

QuantmRE uses passwords to prevent unauthorized access to certain areas of the Site. If you have been granted access to any such area, you agree to comply at all times with any security or operating procedures that QuantmRE establishes. You will be responsible for the confidentiality and use of your username, password and other security-related identifiers. You agree not to hold QuantmRE liable for any damages of any kind resulting from your decision to disclose your username or password to any third party. You will be responsible for any access to the Site made under your username and password. You agree to immediately notify us if you become aware of any loss or theft of your username or password or of any unauthorized use of your username or password or of the Site, any information therein, or any online services offered through the Site. We may suspend or cancel your access to the restricted areas within the Site if we suspect the Site is being used in an unauthorized manner.

Indemnification

You agree to indemnify, defend and hold harmless QuantmRE and its affiliates, successors and assigns, and each of their officers, directors, employees, representatives and agents (the “QuantmRE Parties”), from and against all claims, losses, expenses, liabilities, damages and costs (including without limitation attorneys’ fees and costs), arising out of or relating to: (a) your use of the Site; (b) any violation by you of this Agreement; or (c) your submission to QuantmRE of incomplete, inaccurate or untimely information or other data. The QuantmRE Parties shall have the right, but not the obligation, to participate through counsel of their choice in any defense by you under this Section.

Choice of Law; Arbitration and Jurisdiction

The Site is located and operated by QuantmRE in Newport Beach, California. This Agreement shall be interpreted and enforced as though executed in California, and shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law principles.

Severability; Waiver

If any clause or provision of this Agreement is held invalid or unenforceable for any reason, that part will be construed to reflect the parties’ original intent, and the remaining provisions shall remain in full force and effect, and valid and enforceable. The invalidity or unenforceability of any term, clause or provision in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; nor shall a waiver by either party of any term or condition or any breach thereof in any one instance, waive such term or condition or any subsequent breach thereof.

Successors and Assigns

You may not transfer or assign any of the obligations, rights or interests under this Agreement without the prior written consent of QuantmRE. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

Relationship

Without limiting any other provision of this Agreement, this Agreement creates no agency, partnership, joint venture, or employee-employer relationship between you and QuantmRE.

Entire Agreement

This Agreement states the entire agreement between you and us concerning the use of this Site, and may not be amended or modified except through a written agreement signed by an officer of QuantmRE.

Customer Service

If you need assistance with the Site or with any service or information provided through it, or if you need to communicate with QuantmRE, telephone QuantmRE at (888) 612-3101 or write to us at:

QuantmRE

5 Upper Newport Plaza, Newport Beach, CA 92660 Email: info@quantmre.com

You agree that we may record the conversations our employees have with you. We do this from time to time to monitor the quality of service and accuracy of information our employees give you.

Privacy Policy

This Privacy Policy was last updated on January 3, 2022.

Personal Information

Welcome to QuantmRE.com. This Privacy Policy applies to QuantmRE.com (and any subdomains thereof) (the

“Site”), which is owned, operated, licensed, and controlled by Quantm.One, Inc., a Delaware corporation

(together with its related, affiliated, and subsidiary companies, “QuantmRE,” “we,” or “us”). QuantmRE is committed to appropriately managing any personal information you share with us when using our Services. Personal information means information that can be used to identify an individual, such as a first and last name, financial information, a home or work or other physical address, telephone number, email address, driver’s license number or social security number or other identifiable information (collectively, “Personal

Information”).

QuantmRE will use the Personal Information you provide to perform the function for which you provide it. For example, if you are applying for a QuantmRE or third party product, we use that Personal Information for evaluating your eligibility.

In addition to this Privacy Policy, you are subject to additional policies, such as our Terms of Use, Credit Report Policy, and Consent to Electronic Communications and Electronic Signatures (collectively, the QuantmRE Policies)

IF YOU DO NOT AGREE TO THE TERMS OF THIS PRIVACY POLICY AND THE OTHER QUANTMRE POLICIES, DO NOT USE THE SITE

Passive Data Collection

We are always working to make your online experience the best available. Various tools and techniques are used to gather and analyze website visits and sessions. One of the ways we gather information about customer visits is through cookies. Some of QuantmRE’s Services may utilize cookies, web tags, or other tracking technologies. A cookie is a string of information that a website stores on a user’s computer, and that the user’s browser provides to the website each time the user submits a query to the website. A web tag is code or a pixel embedded in a web page, or email, that allows QuantmRE or a third party to see that you have looked at that page.

We use cookies and web tags to enable our servers to recognize your web browser and tell us how and when you use the Services. Our cookies do not, by themselves, contain information that personally identifies you, and we don’t combine the general information collected through cookies with other such information to tell us who you are. However, we do use cookies to identify that you have logged in and that your web browser has accessed the Services. We may also store unique or near-unique identifiers that we associate with your Account in our cookies.

Most browsers allow you to control cookies, including whether or not to accept them and how to remove them. QuantmRE uses analytics tools and other third-party technologies, such as Google Analytics, to collect these website usage and user metrics on our online Sites (as defined by the QuantmRE Terms of Use) and/or Services. Note that, unless otherwise disclosed, this Privacy Policy covers our use of cookies only and does not cover the use of cookies by third parties.

We may allow third party service providers to use cookies or similar technologies to collect information about your browsing activities over time and across different websites following your use of the Services. For example, we use Google Analytics, a web analytics service provided by Google, Inc. (“Google”). Google Analytics uses cookies to help us analyze how users use the Site, including if users browse the Site across multiple devices such as a home computer and mobile device, and enhance your experience when you use the Service. Your continued use of the Site indicates your consent to our use of Google Analytics. If you wish to opt out from QuantmRE’s use of Google Analytics go to https://support.google.com/analytics/answer/181881?hl=en for instructions on installing the Google Analytics opt-out browser add-on. For more information on how Google uses this data, go to http://www.google.com/policies/privacy/partners/.

Plaid Agreement incorporated

QuantmRE uses Plaid Technologies, Inc. (“Plaid”) to gather End User’s data from financial institutions. By using our service, you grant QuantmRE and Plaid the right, power, and authority to act on your behalf to access and transmit your personal and financial information from the relevant financial institution. You agree to your personal and financial information being transferred, stored, and processed by Plaid in accordance with the Plaid Privacy Policy .

Information in our tools

We make planning tools, such as home equity sharing calculators, available. We do not currently store information that you enter into one of these planning tools or calculators in a format that identifies you. We do not represent the accuracy and use of these tools and you should independently verify the results.

Location Information

In some cases, we collect and store information about where you are located, such as by converting your IP Address into a rough geolocation. We may use location information to improve and personalize the Services for you, for example by showing you relevant local content.

Children

QuantmRE does not knowingly collect Personal Data from minors under the age of 18. If you are under the age of 18, please do not submit any Personal Data through the Services. We encourage parents and legal guardians to monitor their children’s Internet usage and to help enforce our Privacy Policy by instructing their children never to provide Personal Data on the Services without their permission. If you have reason to believe that a minor under the age of 18 has provided Personal Data to QuantmRE through the Services, please contact us at team@QuantmRE.com, and we will endeavor to delete that information from our databases.

How your information is protected

We take a number of steps to protect your personal information. Consistent with industry standards, we have implemented security policies to protect and safeguard the personal information under our control from unauthorized access, improper use or disclosure, unauthorized modification, unlawful destruction or accidental loss. We authorize our employees, agents, service providers and contractors to get information about you only when they need it to do their work for us (e.g., in order to process your application and to originate and service your Home Equity Agreement). We require companies working for us to protect information. They agree to use it only to provide the services we ask them to perform for us.

Information Sharing and Disclosure

We do not sell and share personal information about you with other people or non-affiliated companies apart from providing products or services you have specifically requested or under the following conditions:

Product or Service Requests

If you enter a request for a financial, insurance or other product or service offered through this website we will share personal information included in your request form, such as your name, email, physical address, telephone number, and property information, with home equity agreement providers, lenders and partners in our provider network who offer the product you inquired about and similar products with similar benefits to process and complete your request. Everyone in our network of providers, including banks, brokers and other firms are required to comply with state and federal privacy laws and regulations. QuantmRE and Partners in our provider network may contact you by telephone (including calls to a mobile phone or calls made using automated dialing), email, direct mail or any other method they may deem appropriate based on the information you supplied to us in order to process and complete your request, even if you have opted into the National Do Not Call List administered by the Federal Trade Commission or any state equivalent Do Not Call List. If any of these firms calls you by telephone and you wish not to be contacted again by that firm, then you should notify that firm that you do not wish to be contacted again. If a firm ignores your request and contacts you again, please contact us immediately by sending an email to team@QuantmRE.com. Please note that the home equity agreement providers and other firms may maintain the information you provided whether you choose to use their services or not.

Vendors

We sometimes share some of the information we collect with companies, such as marketing partners or other third parties that provide certain services for us such as marketing services, data verification and live chat. We may use the personal information that you supply to us and we may work with other third parties to bring selected retail opportunities to you via direct mail, email and telemarketing. These companies only have access to personal information necessary to deliver their service and may not share it with others or use it for any other purpose. If you do not want us to share your personal information with these companies or wish to opt- out from this sharing send us an email at team@QuantmRE.com.

As Permitted by Law

In certain situations, QuantmRE may be required to disclose personal data in response to lawful requests by public authorities, including to meet law enforcement requirements. We may be required to share your personal information with law enforcement or government agencies in response to subpoenas, court orders, similar legal process or like circumstances. When we believe in good faith that disclosure is necessary to protect our rights, protect your safety or the safety of others. It may be necessary to share information in order to investigate, avert, or take action regarding illegal behavior, suspected fraud, and/or violations of QuantmRE’s Terms of Use, or as otherwise required by law.

Information Shared with our Agents in Order to Operate and Improve the Services

We may share Personal Information with third parties, such as service providers, when it is necessary for the conduct of our business. In such cases, we will have agreements with the third party service providers under which the providers agree to maintain the confidentiality of your information and to use it only to help us serve you.

Information Shared with Corporate Parents and Affiliates

We may share your personal information with our affiliated companies and our successors and assigns to improve our service to you, to bring to your attention programs and services in which you may be interested, and as is otherwise reasonably necessary for the conduct of our business.

From time to time, we may share your name, contact information, or other personal information with unaffiliated business partners for their use in marketing their products and services to you.

Information Disclosed for Our Protection and the Protection of Others

Information we share with your consent or at your request: If you ask us to release information that we have about your Account, we will do so if reasonable and not unduly burdensome.

We may share personal information with others:

•when necessary in order to resolve customer disputes and complaints

•to protect against fraud

•to respond to a subpoena

•to report to a credit bureau; and

•when otherwise necessary to comply with laws, regulations, and judicial or administrative orders and directives.

Information Shared with Other Third Parties

We may share or disclose non-private information, aggregate Information, or other non-personally identifying information with people and entities that we do business with.

Communication with us

As part of the Services, you may occasionally receive email and other communications from us. Administrative communications relating to your Account are considered part of the Services and your Account, which you may not be able to opt-out from receiving.

You may also receive other kinds of emails, offering products and services from our affiliates or non-affiliates, which you can opt-out of using the “Opt-Out” link in the emails themselves. Note that we will never email you to ask for your password or other Account Information; if you receive such an email, please forward it to us.

If you provide us with an email address or phone number, or choose to communicate with us by email or phone, then emails or phone calls from us to you will be considered to be sent or made with your consent.

Third party websites

This Website may contain links to third party websites. We are not responsible for the privacy practices or the content of these websites. Our website may also use third parties to present or serve advertisements that you may see at our Website. These third party ad servers may use cookies, web beacons, clear gifs or similar technologies to help present such advertisements and to help measure and research the advertisements’ effectiveness. The use of these technologies by these third party ad servers is subject to their own privacy policies and is not covered by our Privacy Policy. Before providing personally identifying information to any third party website, you should review its privacy policy and practices.

Cookies and Tracking Technologies How to Opt Out

If you would prefer not to accept cookies or otherwise wish to disable our use of tracking technologies, most browsers and mobile devices allow you to change your settings so as to notify you when you receive cookies or other tracking technologies are being used, and to choose whether or not to accept/allow it. Most browsers also allow you to disable or delete existing cookies or to automatically reject future cookies. Disabling cookies may limit your ability to use the Site.

If you’re in the EU, you can request additional information about your choices with respect to any tracking technologies, including requests for such information be deleted by emailing team@QuantmRE.com.

Certain tracking technologies we use involve the use of session replay scripts or other scripts that run directly from your browser. If you wish to disable these tracking technologies, you can install a third-party browser analytics blocker plug-in such as Ghostery.

Changes to this Privacy Policy

The Services, relevant privacy laws, and our privacy practices may change from time to time. As a result, at times it may be necessary for QuantmRE to make changes to this Privacy Policy. QuantmRE reserves the right to update or modify this Privacy Policy at any time without prior notice. When QuantmRE makes changes to this Privacy Notice, we will post the updated notice on this Site and update the date on which this Privacy Policy was last updated. This Privacy Policy was last updated on the date indicated above. Your continued use of the Services and this Site after the posting of changes to this Privacy Policy constitutes your acceptance of the revised Privacy Policy.

Where to direct questions or concerns

If you have any questions or concerns regarding privacy using the Services, send us an email at team@QuantmRE.com or write to us at QuantmRE, 5 Upper Newport Plaza, Newport Beach, CA 92660.

QuantmRE Privacy Notice
Updated January 3,2022
FACTS	What does QuantmRE do with your personal information?

Why?

Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

What?

The types of personal information we collect and share depend on the product or service you have with us. This information can include:

•Identification Information – name, address and social security number

•Application Information – financial and employment information

•Transaction Information – account history and mortgage information

How?

All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons QuantmRE chooses to share; and whether you can limit this sharing.

Reasons we share your personal information	Does QuantmRE share?	Can you limit this sharing?
For our everyday business purposes – Such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes – To offer our products and services to you	Yes	No
For joint marketing with other financial companies	Yes	No
For our affiliates’ everyday business purposes – Information about your transactions and experiences	Yes	No
For our affiliates’ everyday business purposes – Information about your credit worthiness	Yes	Yes
For our affiliates to market to you	Yes	Yes
For non affiliates to market to you	Yes	Yes

To Limit our Sharing	Call (949) 873-4098 Send a written notice to: QuantmRE, 5 Upper Newport Plaza, Newport Beach, CA 92660
Questions?	Call (949) 873-4098 or email team@quantmre.com

© 2023 QuantmRE

Home Equity Agreement
QuantmRE Privacy Notice
Who we are
Who is providing this notice?	QuantmRE and the Investor identified on page 1 of the Home Equity Agreement (collectively “QuantmRE”).

What we do
How does	To protect your personal information from unauthorized access and use, we use security
QuantmRE	measures that comply with federal law. These measures include computer safeguards
protect my	and secured files and buildings.
personal
information?
How does QuantmRE collect my personal information?	We collect your personal information, for example, when you •Submit an application or due diligence questionnaire •Execute an agreement or enter into a transaction with us
•Make a payment or contact us concerning your transaction
We also collect your personal information from other organizations, such as credit bureaus, affiliates or other companies.
Why can’t I limit all sharing?

Federal law gives you the right to limit only

•Sharing for affiliates’ everyday business purposes—information about your creditworthiness

•Affiliates from using your information to market to you

•Sharing for non-affiliates to market to you

See below for more on your rights under state law.

Other important information

Do Not Call Policy. This notice is the QuantmRE Do Not Call Policy under the Telephone Consumer Protection Act. We do not solicit via telephone numbers listed on the state or federal Do Not Call lists, unless the law allows.

QuantmRE employees receive training on how to document and process telephone marketing choices. Consumers who ask not to receive telephone solicitations from QuantmRE will be placed on the QuantmRE Do Not Call list and will not be called in any future campaigns, including those of QuantmRE affiliates. If you communicate with us by telephone, we may monitor or record the call.

California. Under California law, we will not share information we collect about you with companies outside of QuantmRE, unless the law allows. For example, we may share information with your consent or to service your transaction. We will limit sharing among our companies to the extent required by California law.

Address. Our address for any notices under your agreement is: 5 Upper Newport Plaza, Newport Beach, CA 92660

© 2023 QuantmRE